Exhibit 99.1

NEWS RELEASE

DECISION REACHED IN RAMBUS PRICE FIXING CASE AGAINST HYNIX AND MICRON

Jury finds in favor of defendants, finds evidence does not meet anti-trust threshold

SUNNYVALE, Calif. – November 16, 2011 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced the jury in its anti-trust case against Hynix Semiconductor (000660.KS) and Micron Technology (NYSE:MU) has found in favor of the defendants.  The jury found that Rambus did not meet its burden of proving its case against the two defendants.  At issue were Rambus allegations that the defendants illegally conspired to constrain availability of Rambus’ RDRAM® and keep its prices unnaturally high relative to its competition, while holding competitive DDR pricing low, in an effort to eliminate Rambus’ RDRAM memory technology from the marketplace.  Upon succeeding in eliminating RDRAM as a competitor in the main memory market, the defendants raised the prices of DDR by as much as 500%.

“We are disappointed with this verdict as we believe strongly in our case.  We thank our legal team and everyone who has supported Rambus in this case over the past seven years.  We do not agree with several rulings that affected how this case was presented to the jury and we are reviewing our options for appeal,” said Harold Hughes, president and chief executive officer of Rambus.  “Regardless of this outcome, we remain steadfastly committed to innovation as Rambus engineers and scientists continue to advance the frontiers of technology for the benefit of our customers and consumers worldwide.”

This case, CGC-04-431105, was originally filed on May 5, 2004 in the Superior Court of the State of California.  In the suit, Rambus charged that the defendants engaged in a concerted and unlawful effort to eliminate competition and stifle innovation in the market by collectively rigging DRAM prices to drive Rambus’ RDRAM memory technology from the market.

Rambus asserted its claims under certain causes of action, including conspiracy to restrict output and fix prices in violation of the Cartwright Act and intentional interference with prospective economic advantage.  The claim of the defendants engaging in unfair competition in violation of California Business and Professions Code Section 17200 remains to be decided by the judge.  Rambus previously dismissed without prejudice a claim of conspiracy to monopolize in violation of the Cartwright Act.

Audio Conference Call and Webcast Scheduled
Rambus management will host a special conference call today at 2:00 p.m. PT to discuss this verdict.  The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 29014719.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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RMBSLN

Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com